Exhibit 10.22

LEASE

This Lease (this “Lease”) is entered into between Musk Ox Properties, L.P., a limited partnership organized under Nevada law (“Landlord”) and Outdoor Channel Holdings, Inc., a Delaware corporation (“Tenant”) as of January 1, 2006.

1.             Premises.  Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, upon the terms and conditions set forth herein, that certain real property, the building and other improvements commonly known as 43445 Business Park Drive, Temecula, CA 92590 (the “Premises”).  The building on the Premises consists of approximately 32,777 square feet.

2.             Term.  The initial term of this Lease (the “Initial Term”) shall commence on January 1, 2006 (the “Commencement Date”) and end on December 31, 2010, unless this Lease is sooner terminated pursuant to its terms.  After the Initial Term, provided that Tenant is not then in default, Tenant shall have an option to renew this Lease (on the same terms and conditions, except as otherwise specified herein) for an additional period of two (2) to five (5) years as determined by Tenant in its sole discretion (the “First Option”) by giving Landlord notice thereof prior to the expiration of the Initial Term, and if the First Option is exercised, then upon the expiration of the time period selected by Tenant upon the exercise of the First Option, provided that Tenant is not then in default, Tenant shall have a second option to renew this Lease (on the same terms and conditions, except as otherwise specified herein) for an additional period of two (2) to five (5) years as determined by Tenant in its sole discretion (the “Second Option”) by giving Landlord notice thereof prior to the expiration of the time period selected by Tenant upon the exercise of the First Option.  The Initial Term, as extended in accordance with the First Option, if exercised, and/or the Second Option, if exercised, is referred to herein as the “Term.”

The First Option and the Second Option granted to Tenant is personal to the original Tenant named in the first paragraph of this Lease, and cannot be voluntarily assigned or exercised by any person or entity other than said original Tenant while the original Tenant is in full and actual possession of the Premises.  The First Option and the Second Option granted to Tenant are not assignable, either as a part of an assignment of this Lease or separately or apart therefrom, and neither the First Option nor the Second Option may be separated from this Lease in any manner, by reservation or otherwise.  Notwithstanding the foregoing, any option of any kind granted to Tenant by Landlord may be assigned or transferred to any subsidiary, affiliate, or the parent company of the Tenant without the consent of Landlord.

3.             Rent.  Tenant shall pay Landlord as rent for the Premises (“Rent”) for each month during the Term, that respective amount specified on Schedule 1 per month on the first day of each calendar month during the Term.  Rent shall be due and payable without any deduction or offset and without prior notice or demand, and will be made to the same address as notices to be sent under this Lease.

4.             Use; Compliance with Laws; Rules.  Tenant may use the Premises for any business or commercial use authorized by the City of Temecula.  Tenant shall promptly observe and comply with all laws with respect to Tenant’s use of the Premises; provided, however, that Tenant shall not be required to comply with any laws requiring the construction of alterations in the Premises, unless due to Tenant’s particular use of the Premises.  Tenant shall not do or permit anything to be done in, about or with respect to the Premises which would (a) injure the Premises or (b) vibrate, shake, overload, or impair the efficient operation of the Premises or the building systems located therein.  Tenant shall comply with all reasonable rules and regulations promulgated from time to time by Landlord.

5.             Insurance.  Landlord shall obtain and keep in full force and effect, at Landlord’s sole cost, a policy of “all risk” property insurance insuring the Premises.  Tenant shall obtain and keep in full force and effect, at Tenant’s sole cost, a commercial general liability policy of insurance protecting Tenant against claims for bodily injury, personal injury and property damage based upon, involving or arising out of Tenant’s use or occupancy of the Premises and all areas appurtenant thereto.  Such insurance shall be on an occurrence basis providing single limit coverage in an amount not less than $2,000,000 per occurrence.  The policy shall include coverage for liability assumed under this Lease as an “insured contract” for the performance of Tenant’s indemnity obligations under this Lease, and shall name Landlord as an additional insured.  In addition, Tenant shall obtain and keep in full force and effect, at Tenant’s sole cost, a policy of “all risk” property insurance insuring Tenant’s personal property in the Premises.  Tenant shall deliver certificates evidencing such insurance to Landlord upon request.  Each such insurance policy shall be in a form and from an insurance company reasonably acceptable to Landlord.

6.             Taxes.  Landlord shall pay before delinquency all real property taxes on the Premises.  Tenant shall pay before delinquency all taxes imposed against Tenant’s personal property.

7.             Release and Waiver of Subrogation.  Notwithstanding anything to the contrary herein, Landlord and Tenant hereby release each other, and their respective agents, employees, subtenants, and contractors, from all liability for damage to any property that is caused by or results from a risk which is actually insured against or which would normally be covered by “all risk” property insurance, without regard to the negligence or willful misconduct of the entity so released.

8.             Indemnity.  Each party shall defend, indemnify, protect and hold harmless the other from and against any and all liability, loss, claim, damage and cost (including reasonable attorneys’ fees) to the extent due to the negligence or willful misconduct of the indemnifying party or its agents, employees or contractors or the indemnifying party’s violation of the terms of this Lease.  This indemnification shall survive the termination of this Lease.

9.             Hazardous Materials.  Tenant shall not, without the prior written consent of Landlord, use, store, transport or dispose of any Hazardous Material in or about the Premises, except for Hazardous Materials normally used for janitorial purposes and similar items.  Tenant, at its sole cost, shall comply with all laws relating to its use of Hazardous Materials.  If Hazardous Materials stored, used, disposed of, emitted, or released on or about the Premises by Tenant or its agents, employees or contractors result in contamination of the Premises or the water or soil thereunder, then Tenant shall promptly take any and all action necessary to clean up such contamination as required by law.  Tenant shall indemnify, defend, protect and hold Landlord and its officers, directors, employees, successors and assigns harmless from and against, all losses, damages, claims, costs and liabilities, including reasonable attorneys’ fees and costs, arising out of Tenant’s use, discharge, disposal, storage, transport, release or emission of Hazardous Materials on or about the Premises during the Term in violation of applicable law. “Hazardous Materials” shall mean any material or substance that is now or hereafter designated by any applicable governmental authority to be, or regulated by any applicable governmental authority as, radioactive, toxic, hazardous or otherwise a danger to health, reproduction or the environment.

10.           Repairs.  Tenant accepts the Premises in “as is” condition.  Tenant shall maintain in good order and condition the Premises; provided, however, that Tenant shall in no event be required to perform any repairs and maintenance (a) necessitated by the acts or omissions of Landlord or its agents, employees or invitees, (b) to any of the building systems servicing the Premises or any structural portions of the Premises, or (c) which could be properly treated as a capital expenditure under generally accepted accounting principles as in effect from time to time.  Except for obligations which are Tenant’s responsibility pursuant to the preceding sentence, Landlord shall maintain the Premises in good, working order.  Notwithstanding the foregoing, Tenant and Landlord may mutually agree that certain costs for repairs will be borne by Tenant.

11.           Alterations.  No alterations or improvements shall be made to the Premises without the prior consent of Landlord.  All work performed in connection with alterations shall comply within all laws and applicable requirements of insurance carriers and shall be performed in a good and workmanlike manner by a licensed contractor approved by Landlord.  Tenant shall keep the Premises free of any liens arising out of work performed by or for Tenant.  All alterations that cannot be removed without material damage to the Premises shall be deemed part of the Premises upon installation.  Unless Landlord waives such right at the time it consents to any alteration, Landlord shall have the right to require Tenant to remove any alterations it constructs in or on the Premises upon the termination of this Lease.

12.           Services.  Landlord shall provide and pay for water regarding the Premises.  Tenant shall pay for all other utility services supplied to the Premises.

13.           Damage.  If the Premises are damaged by any peril, Landlord shall restore the Premises to substantially the same condition as existed immediately prior to such damage, unless this Lease is terminated by Landlord or Tenant as set forth below.  Landlord shall have the right to terminate this Lease, which option may be exercised by delivery to Tenant of a written notice within thirty (30) days after the date of such damage, in the event that:  (a) the Premises are damaged by a peril both not covered by the type of insurance Landlord is required to carry under this Lease and not actually covered by valid and collectible insurance carried by Landlord to such an extent that the estimated cost to restore the Premises exceeds five percent (5%) of the then actual replacement cost thereof (and Tenant does not agree to pay the uninsured amount); or (b) the damage to the Premises cannot reasonably be restored within one hundred eighty (180) days.  If the Premises are damaged due to any peril, Tenant shall be entitled to an abatement of all Rent to the extent of the interference with Tenant’s use of the Premises occasioned thereby.  If the damage resulting therefrom cannot be (or is not in fact) repaired within one hundred eighty (180) days following the occurrence of such event, then Tenant also shall be entitled to terminate this Lease by delivery of written notice of termination to Landlord at any time prior to restoration of the Premises.

14.           Condemnation.  If all or any part of the Premises is taken by the exercise of the power of eminent domain or a voluntary transfer in lieu thereof (a “Condemnation”), this Lease shall terminate as to the part of the Premises taken.  If the Premises cannot be restored within one hundred eighty days (180) days of the Condemnation and made reasonably suitable for Tenant’s continued occupancy, then Tenant shall have the right to terminate this Lease by delivery of written notice to Landlord within thirty (30) days of such Condemnation.  If this Lease is not terminated following a Condemnation, Landlord shall make all repairs and alterations that are reasonably necessary to make the portion of the Premises not taken a complete architectural unit reasonably suitable for Tenant’s occupancy, and Rent shall be reduced in proportion to the reduction in utility to the Premises following the Condemnation.  Tenant shall be entitled to receive any Condemnation proceeds for the unamortized value of alterations installed in the Premises at Tenant’s expense, Tenant’s relocation costs and lost goodwill.  The balance of the award shall be the property of Landlord.

15.           Assignment and Subletting.  Tenant may not assign this Lease, sublet the Premises or permit any use of the Premises by another party other than its affiliates (collectively, “Transfer”), without the prior written consent of Landlord, which may not be unreasonably withheld.  An assignment or transfer by operation of law or otherwise in connection with a merger, consolidation, reorganization, stock sale or other like transaction shall also constitute a Transfer requiring Landlord’s consent hereunder.  Landlord’s consent to one Transfer shall not constitute consent to a subsequent transfer.

16.           Default.  Tenant shall be in default of its obligations under this Lease if any of the following events occur:  (a) Tenant fails to pay any Rent when due, when such failure continues for ten

(10) days after written notice from Landlord to Tenant of a delinquency; (b) Tenant fails to perform any term, covenant or condition of this Lease (except those requiring payment of Rent) and fails to cure such breach within thirty (30) days after delivery of a written notice specifying the nature of the breach; provided, however, that if more than thirty (30) days reasonably are required to remedy the failure, then Tenant shall not be in default if Tenant commences the cure within the thirty (30) day period and thereafter diligently endeavors to complete the cure; (c) Tenant makes a general assignment of its assets for the benefit of its creditors, including attachment of, execution on, or the appointment of a custodian or receiver with respect to a substantial part of Tenant’s property or any property essential to the conduct of its business; or (d) a petition is filed by or against Tenant under the bankruptcy laws of the United States or any other debtors’ relief law or statute, unless such petition is dismissed within sixty (60) days after filing.

17.           Remedies.  In the event of any default by Tenant, Landlord shall have the following remedies, in addition to all other rights and remedies provided by any law or otherwise provided in this Lease, to which Landlord may resort cumulatively or in the alternative:

a.             Landlord may, at Landlord’s election, keep this Lease in effect and enforce by an action at law or in equity all of its rights and remedies under this Lease, including (i) the right to recover the Rent and other sums as they become due by appropriate legal action, (ii) the right to make payments required of Tenant or perform Tenant’s obligations and be reimbursed by Tenant for the cost thereof, and (iii) the remedies of injunctive relief and specific performance to compel Tenant to perform its obligations under this Lease.  Landlord shall have the remedy described in California Civil Code Section 1951.4 (landlord may continue lease in effect after tenant’s breach and abandonment and recover rent as it becomes due, if tenant has the right to sublet or assign, subject only to reasonable limitations).

b.             Landlord may, at Landlord’s election, terminate this Lease by giving Tenant written notice of termination, in which event this Lease shall terminate on the date set forth for termination in such notice.  Any such termination shall not relieve Tenant from its obligation to pay sums then due Landlord or from any claim against Tenant for damages or Rent previously accrued or then accruing.  In the event Landlord terminates this Lease, Landlord shall be entitled, at Landlord’s election, to damages in an amount as permitted under applicable law, including, without limitation:  (i) the worth at the time of award of the amount by which the unpaid Rent for the balance of the term after the time of award exceeds the amount of such rental loss that Tenant proves could be reasonably avoided, computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%); and (ii) any other amount necessary to compensate Landlord for all detriment proximately caused by Tenant’s failure to perform Tenant’s obligations under this Lease, or which in the ordinary course of things would be likely to result therefrom.

18.           Right to Cure Defaults.  If Tenant fails to pay any sum of money to Landlord, or fails to perform any other act on its part to be performed hereunder, then Landlord may, but shall not be obligated to, after passage of any applicable notice and cure periods (except in the case of an emergency, in which case no cure period is required), make such payment or perform such act.  All such sums paid, and all reasonable costs and expenses of performing any such act, shall be deemed additional Rent payable by Tenant to Landlord upon demand.

If Landlord fails to perform any of its obligations under this Lease and (except in case of an emergency posing an immediate threat to persons or property, in which case no prior notice shall be required) fails to cure such default within thirty (30) days after written notice from Tenant specifying the nature of such default where such default could reasonably be cured within said thirty (30) day period, or fails to commence such cure within said thirty (30) day period and thereafter continuously with due diligence prosecute such cure to completion where such default could not reasonably be cured within said thirty (30) day period, then Tenant may, in addition to its other remedies, cure any default of Landlord and demand reimbursement by Landlord for the cost of such cure.

19.           Surrender; Holdover.  Prior to expiration of this Lease, Tenant shall remove all of its personal property and shall surrender the Premises to Landlord broom clean, in the same condition as exists on the Commencement Date, reasonable wear and tear, alterations that Landlord agrees in writing may be surrendered, casualty and condemnation, excepted.  If the Premises are not so surrendered, then Tenant shall be liable to Landlord for all costs incurred by Landlord in returning the Premises to the required condition.  In the event that Tenant does not surrender the Premises upon the expiration or earlier termination of this Lease as required above, Tenant shall indemnify, defend, protect and hold harmless Landlord from and against all loss, cost, claim, damage and liability resulting from Tenant’s delay in surrendering the Premises and pay Landlord holdover rent in an amount equal to one hundred fifty percent (150%) of the Rent payable under this Lease during the last month of the Term.

20.           Estoppel Certificates.  Within ten (10) calendar days after receipt of written demand by either party, the other party shall execute and deliver to the requesting party an estoppel certificate (a) certifying that this Lease is unmodified and in full force and effect or, if modified, the nature of such modification; (b) acknowledging, to the best of the responding party’s knowledge, that there are no uncured defaults on the part of the requesting party; and (c) certifying such other information as is reasonably required by the requesting party.

21.           Subordination.  This Lease is subject and subordinate to all present and future ground leases, underlying leases, mortgages, deeds of trust or other encumbrances, and all renewals, modifications and replacements thereof affecting any portion of the Premises (collectively, the “Mortgages”).  Notwithstanding the foregoing, Landlord shall obtain a recognition agreement from the holder of any current Mortgages in form reasonably acceptable to Tenant and such subordination to future Mortgages shall be conditioned upon Tenant’s receipt of such a recognition agreement from the holder of the applicable Mortgage.

22.           Landlord’s Right to Enter.  Provided Landlord complies with all of Tenant’s reasonable security measures, Landlord or its agents may, upon reasonable notice (except in the case of emergency), enter the Premises at any reasonable time for the purpose of inspecting the same, supplying any service to be provided by Landlord to Tenant, making necessary alterations or repairs or for any other purpose permitted under this Lease.

23.           Late Charge.  If Tenant fails to pay to Landlord any amount due hereunder within five (5) days after the due date, Tenant shall pay Landlord upon demand a late charge equal to five percent (5%) of the delinquent amount.  In addition, Tenant shall pay to Landlord interest on all amounts due, at the rate of prime plus two percent (2%) per annum or the maximum rate allowed by law, whichever is less, from that date which is five (5) days after the due date to, and including, the date of the payment.

24.           Notices.  Any notice given under this Lease shall be in writing and shall be hand delivered or mailed (by registered mail, return receipt requested, postage prepaid), addressed as follows:  (a) if to Tenant:  the address of the Premises, Attn.: Chief Financial Officer; and (b) if to Landlord:  the address of the Premises, Attn.: Perry T. Massie.  Any notice shall be deemed to have been given when hand delivered or, if mailed, three (3) business days after mailing.  Either party may change its address for notices by giving the other party notice of such change.

25.           Effect of Conveyance.  As used in this Lease, the term “Landlord” means the owner.  In the event of any assignment or transfer of the Premises by Landlord, Landlord shall be and hereby is entirely relieved of all covenants and obligations of Landlord accruing after the date of such transfer, and it shall be deemed and construed that any transferee has assumed and shall carry out all covenants and obligations thereafter to be performed by Landlord hereunder.

26.           Parking.  Tenant shall have the right to use throughout the Term the parking spaces in the parking lot on the Premises.

27.           Signage.  Landlord shall, in Landlord’s reasonable discretion, upon request by Tenant, permit Tenant to install directory signage and other signage, in accordance with a design and at a location that is mutually acceptable to Landlord and Tenant and in accordance with applicable laws, rules and regulations.

28.           Miscellaneous.  This Lease shall in all respects be governed by and construed in accordance with the laws of the state in which the Premises are located.  If any term of this Lease is held to be invalid or unenforceable by any court of competent jurisdiction, then the remainder of this Lease shall remain in full force and effect to the fullest extent possible under the law, and shall not be affected or impaired.  This Lease may not be amended except by the written agreement of all parties hereto.  Time is of the essence with respect to the performance of every provision of this Lease in which time of performance is a factor.  Any executed copy of this Lease shall be deemed an original for all purposes.  This Lease shall, subject to the provisions regarding assignment and subletting, apply to and bind the respective heirs, successors, executors, administrators and assigns of Landlord and Tenant.  The language in all parts of this Lease shall in all cases be construed as a whole according to its fair meaning, and not strictly for or against either Landlord or Tenant.  The captions used in this Lease are for convenience only and shall not be considered in the construction or interpretation of any provision hereof.  No waiver by either party shall be deemed a waiver of any other provision hereof or of any subsequent breach of the same or any other provision.  When a party is required to do something by this Lease, it shall do so at its sole cost and expense without right of reimbursement from the other party unless specific provision is made therefor.  If either party brings any action or legal proceeding with respect to this Lease, the prevailing party shall be entitled to recover reasonable attorneys’ and experts’ fees and court costs.  Whenever one party’s consent or approval is required to be given as a condition to the other party’s right to take any action pursuant to this Lease, unless another standard is expressly set forth, such consent or approval shall not be unreasonably withheld or delayed.  This Lease may be executed in counterparts.

IN WITNESS WHEREOF, the parties have executed this Lease as of the day first above written.

LANDLORD:		TENANT:

Musk Ox Properties, L.P.,		Outdoor Channel Holdings, Inc.

By:	/s/ Perry T. Massie	By:	/s/ William A. Owen
Name:	Perry T. Massie	Name:	William A. Owen
Its:	General Partner	Its:	Chief Financial Officer

SCHEDULE 1

RENT

YEAR	MONTHLY RENT
2006	$29,105.98
2007	$29,979.16
2008	$30,878.53
2009	$31,804.89
2010	$32,759.03
2011	$33,741.80
2012	$34,754.06
2013	$35,796.68
2014	$36,870.58
2015	$37,976.70
2016	$39,116.00
2017	$40,289.48
2018	$41,498.16
2019	$42,743.11
2020	$44,025.40